Exhibit 99.1

  MoneyGram International Announces Fourth Quarter and Full Year 2005 Results;
            Money Transfer Volume Grows 39 Percent in Fourth Quarter

     MINNEAPOLIS--(BUSINESS WIRE)--Jan. 25, 2006--MoneyGram International, Inc. (NYSE:MGI):


($ in millions) except                          Full    Full
 per share data          Q4      Q4       %     Year    Year      %
                        2005    2004   Change   2005    2004   Change

Revenue                $256.9  $219.2    17.2% $971.2  $826.5    17.5%
Commissions Expense     125.5   111.3    12.7%  470.5   403.5    16.6%
Net Revenue             131.5   107.9    21.8%  500.8   423.1    18.4%
Expenses                 95.9    79.5    20.7%  354.4   334.0     6.1%
Income from Continuing
 Operations             $29.6   $22.0    34.5% $112.2   $65.1    72.3%
Income from
 Discontinued
 Operations, net of
 tax                     $0.0    $0.0      NM    $0.7   $21.3      NM
Net Income              $29.6   $22.0    34.5% $112.9   $86.4    30.7%
Earnings per diluted
 share
  Income from
   Continuing
   Operations           $0.34   $0.25      36%  $1.30   $0.75      73%
  Income from
   Discontinued
   Operations           $0.00    $0.0      NM   $0.01   $0.24      NM
  Net Income            $0.34   $0.25      36%  $1.31   $0.99      32%

Operating Margin         13.8%   13.0%     NM    15.1%   10.8%     NM
NM = Not Meaningful


     MoneyGram International, Inc. (NYSE:MGI), today announced fourth quarter 2005 income from continuing operations of $29.6 million, or $0.34 per diluted share, compared to $22.0 million, or $0.25 per diluted share in the fourth quarter of 2004.

     Fourth quarter 2005 results reflect:

     -- Global Funds Transfer segment revenue growth of 21 percent compared to the fourth quarter of 2004. The growth was driven by money transfer transaction volume growth of 39 percent and money transfer revenue growth of 25 percent.

     -- Net investment margin of 2.04 percent, as shown in Table One, including cash flows of $600,000 from previously impaired securities and income of $2.3 million from limited partnership interests, or $0.02 per diluted share after tax, combined.

     -- Fee and other revenue of $162.8 million, up 19 percent from the fourth quarter of 2004, driven primarily by growth in money transfer transaction volume.

     -- Increased provision for uncollectible agent receivables related to a specific agent of $4.7 million pretax or $0.03 per diluted share after tax.

     -- Income tax expense of $6.0 million for an effective rate of 17%. The provision for income taxes was reduced by $3.5 million due to net favorable changes in estimates to previously estimated tax amounts.

     For the full year 2005, income from continuing operations was $112.2 million, or $1.30 per share, compared to income from continuing operations of $65.1 million, or $0.75 per share in 2004. The company previously provided full year guidance for income from continuing operations of $1.22 to $1.25.
     Significant items affecting income from continuing operations (after tax) for the full year 2005 include:


----------------------------------------------------------------------
                                                   Full Year 2005
                                               -----------------------
                                                After tax
                                                impact on   Earnings
                                               income from     per
                                               continuing    diluted
 $ in millions except for earnings per share   operations     share
----------------------------------------------------------------------
   Cash flows from previously impaired
    securities                                       $7.9       $0.09
   Income from limited partnership interests          3.9        0.04
   Payment Systems contract termination fee
    received                                          1.4        0.02
   Legal settlement                                  (1.4)      (0.02)
   Provision for uncollectible agent
    receivables related to a specific agent          (3.0)      (0.03)
   Write-off of unamortized deferred financing
    costs                                            (0.6)      (0.01)
   Changes in tax estimates and reserve
    reversals                                         5.6        0.06
                                               ----------- -----------
      Total                                         $13.8       $0.16
----------------------------------------------------------------------


     Philip Milne, president and chief executive officer said, "We finished this year very strongly and I'd like to thank all of the MoneyGram team for their outstanding efforts this year. The performance in our money transfer business drove consistent earnings growth throughout the year and continues to reflect our marketing and advertising efforts around simplified pricing and our global brand."

     Segment Highlights

     MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.


Global Funds Transfer
($ in millions)

                         Q4      Q4       %      FY      FY       %
                        2005    2004   Change   2005    2004   Change
                       -----------------------------------------------
Revenue                $175.2  $145.2    20.6% $649.6  $532.1    22.1%
Commissions Expense      68.6    55.9    22.7%  249.8   199.8    25.0%
Net Revenue             106.7    89.4    19.4%  399.8   332.2    20.3%
Operating Income        $30.3   $29.5     3.0% $121.7  $102.6    18.6%
Operating Margin         17.3%   20.3%           18.7%   19.3%


     For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased nearly 21 percent to $175.2 million and operating income increased 3 percent to $30.3 million in the fourth quarter of 2005 compared to the fourth quarter 2004. Revenue improved as a result of growth in money transfer transaction volume and investment revenue from higher yields on the money order portfolio. Operating income increased compared to the fourth quarter 2004 due to the growth in money transfer transaction volume and investment revenue offset in part by increases in marketing expense supporting the money transfer business and the provision for uncollectible agent receivables. Operating margin in the fourth quarter of 2005 was 17.3 percent compared to 20.3 percent in the fourth quarter of 2004. The decrease in margin was due to the increased marketing expense and the increase in the provision for uncollectible agent receivables.
     Money transfer transaction volume grew 39 percent and money transfer revenue (see Table Four) grew 25 percent to $139.1 million compared to the fourth quarter of 2004. Money transfer revenue growth rates are lower than volume growth rates due to targeted pricing initiatives, strong domestic originated growth and lower euro exchange rates compared to fourth quarter 2004. The money transfer agent network grew 16 percent to 89,000 agent locations from the fourth quarter of 2004. Money order transaction volume was down 4 percent, following a trend of declining use of paper-based payment instruments.
     For the full year 2005, the Global Funds Transfer segment revenue was $649.6 million and operating income was $121.7 million, up 22 percent and 19 percent, respectively, from 2004. Both revenue and operating income improved primarily as a result of growth in the money transfer transaction volume. Operating margin for the full year 2005 was 18.7 percent, down from 19.3 percent in 2004 due to the increased marketing initiatives implemented in 2005 and the increase in the provision for uncollectible agent receivables related to a specific agent.


Payment Systems
($ in millions)

                         Q4      Q4          %   FY      FY          %
                         2005    2004  Change    2005    2004  Change
----------------------------------------------------------------------
Revenue                 $81.7   $74.0    10.4% $321.6  $294.5     9.2%
Commissions Expense      56.9    55.4     2.7%  220.7   203.7     8.4%
Net Revenue              24.8    18.6    33.4%  100.9    90.8    11.1%
Operating Income        $10.0    $2.7   271.7%  $42.4   $27.2    56.1%
Operating Margin         12.3%    3.6%           13.2%    9.2%


     The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue increased 10 percent to $81.7 million in the fourth quarter of 2005 from $74.0 million in the fourth quarter of 2004 due to growth in investment revenue from higher yields, $1.8 million of income from limited partnership interests and $0.5 million of income from cash flows from previously impaired securities. Operating income for the segment was $10.0 million in the fourth quarter of 2005, up from $2.7 million in the fourth quarter of 2004 due to increased net investment revenue in part from the income from limited partnership interests and cash flows from previously impaired securities. Operating margin for the fourth quarter of 2005 was 12.3 percent, up from 3.6 percent in the fourth quarter of 2004. The benefit to the operating margin in the fourth quarter of 2005 from the income from limited partnership interests and cash flows from previously impaired securities was 2.6 percentage points.
     For the full year 2005, Payment Systems segment revenue was $321.6 million and operating income was $42.4 million, up 9 percent and 56 percent compared to 2004. The increase in revenue and operating income in 2005 compared to 2004 was due to higher yields on the portfolio, $10.1 million of cash flow from previously impaired securities, $5.0 million of income from limited partnership interests and a $2.2 million customer termination fee received. Operating income for the full year 2004 included $8.7 million in net securities gains partially offset by $2.1 million of write-offs of intangible assets in the third quarter. Operating margin for the full year 2005 was 13.2 percent in comparison to 9.2 percent in 2004. The benefit to the 2005 operating margin of the cash flows from previously impaired securities, income from limited partnership interests and customer termination fee was 4.9 percentage points. The net benefit to the 2004 operating margin of the net securities gains and write-offs was 2.0 percentage points.

     Share Repurchase

     During the fourth quarter, MoneyGram International bought back 586,000 shares at an average price of $25.77 per share. For the fiscal year 2005, the company bought back nearly 2.3 million shares at an average price of $21.97 per share. MoneyGram International has 4.0 million shares remaining under its current share buyback authorization.

     2006 Outlook

     The company is offering the following guidance for full year 2006:

     -- Net revenue (total revenue less total commissions) is expected to be in the range of $535 million to $560 million.

     -- Net investment margin is expected to be in the range of 155 to 165 basis points. Average portfolio balances are expected to be in the range of $6.3 - $6.6 billion for the year.

     -- Income from continuing operations before taxes is expected to be in the range of $147 million to $155 million.

     -- Earnings per diluted share is expected to be in the range of $1.25 to $1.30.

     -- The company previously adopted SFAS 123R, Share-Based Payment (expensing of stock options) on January 1, 2005.

     This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. The outlook does not reflect such events.

     Presentation of 2004 Financial Statements

     MoneyGram International, Inc. was spun off from Viad Corp on June 30, 2004. MoneyGram is considered the divesting entity and treated as the accounting successor to Viad for financial reporting purposes in accordance with the EITF No. 02-11, "Accounting for Reverse Spinoffs." MoneyGram results in 2004 include one-time debt tender and redemption expenses of $20.7 million, which amounts to $0.22 per diluted share, related to the spin-off in the second quarter 2004. The historical results of MoneyGram through June 30, 2004, include Viad Corp as discontinued operations. In addition, the historical financials include the income and gain from discontinued operations of Game Financial.

     Description of Tables

     Table One - Net Investment Revenue Analysis

     Table Two - Consolidated Statements of Income

     Table Three - Segment Information

     Table Four - Money Transfer Revenue

     Table Five - Unrestricted Assets

     Conference Call and Webcast

     MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss fourth quarter and full year results. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling 888-396-2298 in the U.S. The participant passcode is 16806805. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on Feb. 8, 2006. The replay of the call is available at 888-286-8010 for U.S. callers or 617-801-6888 for international callers, passcode 77014252. The Internet audio cast replay will be available at www.moneygram.com.

     About MoneyGram International, Inc.

     MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $970 million in revenue in 2005 and approximately 89,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company's website at www.moneygram.com.

     Cautionary Information Regarding Forward-Looking Statements

     The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) fluctuations in interest rates that may materially affect revenue derived from investment of funds received from the sale of payment instruments; (b) material changes in the market value of securities we hold; (c) material changes in our need for and the availability of liquid assets; (d) successful management of the credit and fraud risks of retail agents, and the credit risk related to our investment portfolio; (e) continued growth rates approximating recent levels for consumer money transfer transactions and other payment products; (f) renewal of material retail agent and financial institution customer contracts, or loss of business from significant agents or customers; (g) technological and competitive changes in the payment services industry; (h) timely and successful implementation of new and/or improved technology, delivery methods, and product offerings including pre-paid debit/stored value cards and new bill payment services; (i) changes in laws, regulations or other industry practices and standards which may require significant systems redevelopment, reduce the market for or value of the company's products or services or render products or services less profitable or obsolete; (j) continued political stability in countries in which MoneyGram has material agent relationships; (k) material lawsuits, investigations, fines or penalties; (l) catastrophic events that could materially adversely impact operating facilities, communication systems and technology of MoneyGram, its clearing banks or major customers, or that may have a material adverse impact on current economic conditions or levels of consumer spending; (m) material breach of security of any of our systems; (n) our ability to comply with the requirements of Sarbanes-Oxley Section 404 regarding the effectiveness of internal controls; and (o) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.


                              TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   NET INVESTMENT REVENUE ANALYSIS
                             (Unaudited)

                                     Three Months Ended
                                         December 31         2005 vs
                                      2005        2004        2004
                                   -----------------------------------
                                         (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                 $95,801     $84,473     $11,328
   Investment commissions expense
    (1)                               (61,607)    (59,748)     (1,859)
                                   -----------------------------------
Net investment revenue                $34,194     $24,725      $9,469
                                   ===================================

Average balances:
   Cash equivalents and
    investments                    $6,656,771  $6,900,848   ($244,077)
   Payment service obligations (2)  5,180,754   5,498,039    (317,285)

Average yields earned and rates
 paid (3):
   Investment yield                      5.71%       4.87%       0.84%
   Investment commission rate            4.72%       4.32%       0.40%
Net investment margin                    2.04%       1.43%       0.61%


                                         Total Year          2005 vs
                                      2005        2004        2004
                                   -----------------------------------
                                         (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                $367,989    $315,983     $52,006
   Investment commissions expense
    (1)                              (239,263)   (219,912)    (19,351)
                                   -----------------------------------
Net investment revenue               $128,726     $96,071     $32,655
                                   ===================================

Average balances:
   Cash equivalents and
    investments                    $6,726,790  $6,772,124    ($45,334)
   Payment service obligations (2)  5,268,512   5,370,768    (102,256)

Average yields earned and rates
 paid (3):
   Investment yield                      5.47%       4.67%       0.80%
   Investment commission rate            4.54%       4.09%       0.45%
Net investment margin                    1.91%       1.42%       0.49%


(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($367.8 million and $393.7 million for the fourth quarter of 2005 and 2004, respectively, and $389.8 million and $404.6 million for 2005 and 2004, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.


                              TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)

                            Three Months Ended
                                December 31           Total Year
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
                           (Dollars in thousands, except share and per
                                           share data)

REVENUE:
  Fee and other revenue     $162,784   $137,234   $606,956   $500,940
  Investment revenue          95,801     84,473    367,989    315,983
  Net securities gains and
   losses                     (1,649)    (2,471)    (3,709)     9,607
                           ---------- ---------- ---------- ----------
       Total revenue         256,936    219,236    971,236    826,530

  Fee commissions expense     63,865     51,540    231,209    183,561
  Investment commissions
   expense                    61,607     59,748    239,263    219,912
                           ---------- ---------- ---------- ----------
       Total commissions
        expense              125,472    111,288    470,472    403,473

                           ---------- ---------- ---------- ----------
        Net revenue          131,464    107,948    500,764    423,057

EXPENSES:
  Compensation and
   benefits                   34,970     30,931    132,715    126,641
  Transaction and
   operations support         43,306     31,696    150,038    120,767
  Depreciation and
   amortization                9,278      7,509     32,465     29,567
  Occupancy, equipment and
   supplies                    6,457      8,101     31,562     30,828
  Interest expense             1,914      1,214      7,608      5,573
  Debt tender and
   redemption costs                -          -          -     20,661
                           ---------- ---------- ---------- ----------
     Total expenses           95,925     79,451    354,388    334,037

                           ---------- ---------- ---------- ----------
Income from continuing
 operations before income
 taxes                        35,539     28,497    146,376     89,020

Income tax expense             5,984      6,526     34,170     23,891
                           ---------- ---------- ---------- ----------
Income from continuing
 operations                   29,555     21,971    112,206     65,129

Income and gain from
 discontinued operations,
 net of tax                                   -        740     21,283

                           ---------- ---------- ---------- ----------
NET INCOME                   $29,555    $21,971   $112,946    $86,412
                           ========== ========== ========== ==========


Basic earnings per share
Income from continuing
 operations                    $0.35      $0.25      $1.32      $0.75
Income from discontinued
 operations, net of tax            -          -       0.01       0.24
                           ---------- ---------- ---------- ----------
Earnings per common share      $0.35      $0.25      $1.33      $0.99
                           ========== ========== ========== ==========
Average outstanding common
 shares                       84,461     86,761     84,675     86,916
                           ========== ========== ========== ==========

Diluted earnings per share
Income from continuing
 operations                    $0.34      $0.25      $1.30      $0.75
Income from discontinued
 operations, net of tax            -          -       0.01       0.24
                           ---------- ---------- ---------- ----------
Earnings per common share      $0.34      $0.25      $1.31      $0.99
                           ========== ========== ========== ==========
Average outstanding and
 potentially dilutive
 common shares                86,046     87,117     85,970     87,330
                           ========== ========== ========== ==========


                             TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                                           2005
                     -------------------------------------------------
                       First    Second     Third    Fourth     Full
                      Quarter   Quarter   Quarter   Quarter    Year
                     -------------------------------------------------
                                  (Dollars in thousands)
Revenue:
  Global Funds
   Transfer          $147,146  $159,742  $167,497  $175,232  $649,617
  Payment Systems      80,769    80,258    78,888    81,704   321,619
                     -------------------------------------------------
                      227,915   240,000   246,385   256,936   971,236
Operating income:
  Global Funds
   Transfer            26,429    29,682    35,230    30,336   121,677
  Payment Systems      13,240    11,428     7,717    10,021    42,406
                     -------------------------------------------------
                       39,669    41,110    42,947    40,357   164,083

  Interest expense      1,389     2,608     1,697     1,914     7,608
  Other unallocated
   expenses             2,623     2,197     2,376     2,903    10,099
                     -------------------------------------------------
  Income from
   continuing
   operations before
   income taxes       $35,657   $36,305   $38,874   $35,539  $146,376
                     =================================================

Operating Margin:
  Global Funds
   Transfer              18.0%     18.6%     21.0%     17.3%     18.7%
  Payment Systems        16.4%     14.2%      9.8%     12.3%     13.2%


                                           2004
                     -------------------------------------------------
                       First    Second     Third    Fourth     Full
                      Quarter   Quarter   Quarter   Quarter    Year
                     -------------------------------------------------
                                  (Dollars in thousands)
Revenue:
  Global Funds
   Transfer          $120,969  $128,165  $137,688  $145,243  $532,065
  Payment Systems      70,352    71,655    78,465    73,993   294,465
                     -------------------------------------------------
                      191,321   199,820   216,153   219,236   826,530
Operating income:
  Global Funds
   Transfer            20,978    24,777    27,393    29,458   102,606
  Payment Systems       9,190     5,848     9,429     2,696    27,163
                     -------------------------------------------------
                       30,168    30,625    36,822    32,154   129,769

  Debt tender and
   redemption costs         -    20,661         -         -    20,661
  Interest expense      1,222     1,905     1,234     1,214     5,575
  Other unallocated
   expenses             4,899     5,042     2,129     2,443    14,513
                     -------------------------------------------------
  Income from
   continuing
   operations before
   income taxes       $24,047    $3,017   $33,459   $28,497   $89,020
                     =================================================

Operating Margin:
  Global Funds
   Transfer              17.3%     19.3%     19.9%     20.3%     19.3%
  Payment Systems        13.1%      8.2%     12.0%      3.6%      9.2%


                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                             (Unaudited)

           Money Transfer Revenue (including Urgent Bill Payment)
      ----------------------------------------------------------------
                               Quarter Ended
        March 31     June 30    September 30 December 31   Total Year
      ----------------------------------------------------------------
                           (Dollars in thousands)

2003      $69,836      $75,840      $80,895      $83,338     $309,909
2004       86,198       95,174      102,764      111,234      395,370
2005      111,296      124,545      132,802      139,083      507,726


                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         UNRESTRICTED ASSETS
                             (Unaudited)

                                               December 31 December 31
                                                  2005        2004
                                               ----------- -----------
                                               (Dollars in thousands)

Cash and cash equivalents                        $866,391    $927,042
Receivables                                     1,325,622     771,966
Investments                                     6,233,333   6,335,493
                                               ----------- -----------
                                                8,425,346   8,034,501
Amounts restricted to cover payment service
 obligations                                   (8,059,309) (7,640,581)
                                               ----------- -----------
Unrestricted assets (1)                          $366,037    $393,920
                                               =========== ===========

(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.


     CONTACT: MoneyGram International, Inc., Minneapolis
              Investor Relations:
              Tim Gallaher, 952-591-3840
              ir@moneygram.com